NEWS RELEASE Contacts: Janet Yang, Finance Manager investorrelations@wtoffshore.com 713-297-8024 Danny Gibbons, SVP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T OFFSHORE REPORTS FIRST QUARTER 2011 FINANCIAL

RESULTS AND YEAR-TO-DATE OPERATIONAL RESULTS

HOUSTON — April 26, 2011 — W&T Offshore, Inc. (NYSE: WTI) today provides financial results for the first quarter 2011 and year-to-date operational results. Some of the highlights include:

•	Today we announced that we entered into a purchase and sale agreement with private sellers to acquire production and acreage in the West Texas Permian Basin.

•	100% success in the drilling program to date in 2011, which includes three exploration wells, one on the conventional shelf and two onshore in Texas.

•

At the end of the quarter, our Main Pass 108 field, which is one of our more significant fields, came back on line, after having been off-line since June 2010. This high-yield condensate field is currently producing a net 46 MMcfe per day, made up of 38 MMcf and 1,400 barrels per day. We expect the rate to increase another eight to 10 MMcfe per day when the Main Pass 108 E-3 well comes on line.

•	Total sales volume increased 14% to 22.7 Bcfe from 20.0 Bcfe during the first quarter of 2010.

•	Adjusted EBITDA increased 11% or $13.5 million to $133.3 million from $119.8 million for the first quarter of 2010. Sequentially, adjusted EBITDA increased $11.6 million or 10%.

•	Revenues increased 24% or $41.3 million to $210.9 million from $169.6 million for the first quarter of 2010. Sequentially, revenues increased $23.9 million or 13%.

•	Net income for the first quarter of 2011, excluding special items, was $32.7 million, or $0.43 per common share, up from $0.40 per common share, excluding special items, in the fourth quarter of 2010.

As previously announced today, after the close of the quarter, we entered into a purchase and sale agreement with private sellers to acquire approximately 21,900 gross leasehold acres (21,500 net acres) in the West Texas Permian Basin for a purchase price of $366 million, subject to adjustments and an effective date of January 1, 2011. The reserves are over 91% oil and natural gas liquids. At January 1, 2011, estimates of proved reserves to be acquired are approximately 27 million barrel equivalents (164 Bcfe); and, estimates of proved and probable reserves to be acquired are approximately 53 million barrel equivalents (318 Bcfe) (both using a 6 to 1 Mcf to barrel equivalency). The current wells produce around 2,800 barrel equivalents per day, net. Since the effective date of the proposed acquisition, production has increased from about 1,900 barrel equivalents. The sellers have three active rigs drilling in the field and ongoing completions are being made on the new wells. We expect to keep at least three rigs working in the field throughout the remainder of 2011. Accordingly, we would expect production to increase.

There is significant upside potential in the acquisition with hundreds of proved undeveloped and probable well locations. Capital expenditures associated with planned development activities for these properties for the rest of 2011 are currently estimated at $35 to $40 million. The closing, which is subject to customary closing conditions and normal closing price adjustments, is anticipated in the second quarter and will be funded from cash on hand and borrowings under our revolving bank credit facility.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “We are very pleased with the results of the first quarter and the pending acquisition in the Permian Basin. The first quarter benefitted from higher production volumes primarily because of the acquisition of the deepwater properties from Total E&P USA (“Total”) and Shell

Offshore Inc. (“Shell”) during 2010 and significantly higher oil prices. Our oil and natural gas liquids production, which represented 48% of our total production on a Mcfe basis in the quarter, continues to contribute substantially to our revenues in this higher price environment. Thus far in 2011 we have successfully drilled three exploration wells, one well on the conventional shelf and the other two wells are onshore.”

Mr. Krohn continued, “The acquisition of the Permian Basin oil properties will allow us to continue with our goals of a steadier growth pattern coupled with good cash flow and positive full cycle economics. We believe that there are many more attractive acquisition opportunities for us both offshore and with conventional onshore properties as so many of our competitors continue to pursue the various shale resource basins.”

Revenues, Net Income and EPS: Net income for the first quarter of 2011 was $18.6 million, or $0.25 per common share, on revenues of $210.9 million, compared to net income for the first quarter of 2010 of $42.3 million, or $0.57 per common share, on revenues of $169.6 million. Net income decreased in the first quarter of 2011 largely due to a derivative loss of $23.8 million for the first quarter of 2011, of which $21.6 million was unrealized, compared to a derivative gain of $5.9 million during the same period last year. Additionally, the effective tax rate for the three-month period ending March 31, 2011 was 35.3%, compared to 8.7% during the year ago period. The 2010 first quarter rate differs from the statutory rate of 35% primarily because of the reversal of a portion of a previously established valuation allowance during that quarter. The decreases in net income from derivatives and an increased effective tax rate were partially offset by higher production volumes and much higher averaged realized oil prices during the first quarter of 2011 versus the comparable period in 2010.

Net income for the first quarter of 2011 excluding special items was approximately $32.7 million, or $0.43 per common share. Net income excluding special items for the corresponding quarter of 2010 was approximately $39.0 million, or $0.52 per common share. See the “Non-GAAP Financial Measures - Reconciliation of Net Income to Net

Income Excluding Special Items” table at the back of this press release for a description of the special items.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in the “Non-GAAP Financial Measures” section later in this press release. Adjusted EBITDA for the first quarter of 2011 was $133.3 million compared to $119.8 million during the first quarter 2010, or an 11% increase. Net cash provided by operating activities for the three months ended March 31, 2011 decreased 16% to $72.7 million from $87.0 million for the three months ended March 31, 2010, mainly as a result of an increase in tax payments and asset retirement obligation expenditures during the quarter.

Production and Prices: On a natural gas equivalent (“Bcfe”) basis, we sold 22.7 Bcfe at an average price of $9.27 per Mcfe in the first quarter of 2011, of which 48% was oil and natural gas liquids (“NGL”), compared to 20.0 Bcfe sold at an average price of $8.50 per Mcfe in the first quarter of 2010, of which 50% was oil and NGLs. Average oil and NGL prices increased $18.48 per barrel to $88.43 per barrel. Oil and NGL sales volumes increased 153.0 MBbls, while oil and NGL revenue increased by $44.0 million. The sales volume increase for oil is primarily attributable to the acquisition of the Total properties during the second quarter of 2010 and our successful exploration and development efforts. Natural gas revenue decreased $3.2 million on a 1.8 Bcf increase in sales volumes, as natural gas prices decreased $1.09 per Mcf to $4.29 per Mcf. The sales volume increase for natural gas is primarily attributable to the acquisition of the Shell properties during the fourth quarter of 2010, partially offset by natural reservoir declines and the continuing shut-in of our Main Pass 108 field production throughout the first quarter of 2011 due to a third-party pipeline outage. Initial field production at Main Pass 108 resumed on March 31, 2011, gradually increasing to over 46 MMcfe per day net, made up of 38 MMcf and 1,400 barrels per day. We expect the rate to increase another eight to 10 MMcfe per day net when the Main Pass 108 E-3 well comes on line.

Lease Operating Expenses: In the first quarter of 2011, LOE increased to $52.4 million, or $2.31 per Mcfe, from $35.4 million, or $1.77 per Mcfe, in the first quarter of 2010. On a component basis, base LOE decreased to $1.71 per Mcfe from $1.72 per Mcfe in the first quarter of 2010 and workover expenses decreased to $0.29 per Mcfe from $0.35 per Mcfe in the first quarter of 2010. As an offset, facilities cost per Mcfe increased to $.26 per Mcfe compared to only $0.01 per Mcfe in the first quarter of 2010 and hurricane remediation net of insurance was $0.05 per Mcfe compared to a reduction in the first quarter of ($0.32) per Mcfe in the first quarter of 2010. Facilities expenses were up due to pipeline repairs at our Ship Shoal 300 field to remove paraffin and work on the newly acquired deepwater properties. Finally, we incurred hurricane remediation costs in the first quarter of 2011 while the first quarter of 2010 was a net reduction for insurance reimbursements and the reversal of previously recorded hurricane remediation accruals. Based on our production and LOE guidance for the year, our LOE per Mcfe is expected to decrease from that reported in the first quarter of 2011.

Depreciation, depletion, amortization and accretion: DD&A decreased to $3.26 per Mcfe for the first quarter of 2011 from $3.47 per Mcfe in the first quarter of 2010 due to an increase in proved reserves.

General and Administrative Expenses: General and administrative expenses (“G&A”) increased to $18.1 million for the first quarter of 2011 from $10.4 million for the same period in 2010, primarily due to higher incentive compensation, surety premiums, fees paid to Shell for administrative services attributable to the properties purchased from Shell, service fee income received in 2010 attributable to a property divestiture and increased employee headcount. On a per Mcfe basis, G&A was $0.80 per Mcfe for the first quarter of 2011, compared to $0.52 per Mcfe for the same period in 2010. No amounts for incentive compensation were paid in the first quarter of 2010. During 2010, we implemented a new incentive compensation plan. Part of the incentive compensation amount in 2011 is related to grants made in 2010 that are amortized to compensation expense over the service period while the other part is due to anticipated achievement of company performance relative to targets. Our guidance for G&A expenses for the second quarter of 2011 is between $20 million and $22 million and for the year between $69 million and $80 million and reflects the expected acquisition of the Permian Basin properties discussed earlier in this press release.

Liquidity: Our cash balance at March 31, 2011 was $58.4 million. Although our current credit facility agreement does not expire until July 2012, we are in the process of completing a new four-year revolving credit facility and the borrowing base and revolver commitment will increase to $525.0 million from its current level of $405.5 million. The revolver and borrowing base will automatically increase to $575.0 million if we close on the shelf property expected to be acquired from Shell during the second quarter of 2011. Additionally, we would expect our borrowing base to increase after the Permian Basin acquisition as well. We expect the new agreement will be executed in the second quarter of 2011 and will have substantially the same terms as the previous agreement. As negotiations are ongoing and no definitive agreement has been reached, our current assessment of the terms and borrowing base of the new agreement may change. The revolving credit facility was undrawn at March 31, 2011.

Capital Expenditures and Operations Update: For the three months ended March 31, 2011, capital expenditures for oil and natural gas properties of $39.9 million included $14.6 million for exploration activities, $21.0 million for development activities and $4.3 million for seismic, capitalized interest and other leasehold costs. Our development and exploration capital expenditures of $35.6 million, consisted of $30.7 million on the conventional shelf and other projects, $1.8 million in the deepwater and $3.1 million onshore. Capital expenditures were financed by cash flow from operating activities and cash on hand.

Drilling Highlights: In the first quarter of 2011, the Company drilled the Main Pass 180 A-2 well. This well reached a total measured depth of 13,950 feet and found 91 feet of high quality gas sands in three separate zones. The well is now online and is currently producing 11 MMcfe per day net. We own a 100% working interest in this conventional shelf exploration well.

We also drilled an exploratory onshore well in South Texas. This is a 50% owned non-operated well that found 22 feet of gas condensate. This producing well is currently awaiting an additional frac treatment to stimulate production. After the end of the quarter we drilled an exploration well in East Texas in which we have a 25% working interest which recently reached total depth. The East Texas well appears to be a significant discovery with both conventional and unconventional reservoirs. We are currently running pipe to complete the well and expect to have it on production in the third or early fourth quarter. We have drilled the Main Pass 108 D-3ST development well and will be logging the pay zones shortly.

Outlook: The guidance for second quarter and full year 2011 represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Guidance for the second quarter and full year 2011 are shown in the table below. Our guidance also reflects the anticipated acquisition of the Permian Basin properties during the second quarter of 2011. Production guidance includes the planned build up from our capital budget and the pending Permian Basin acquisition, but does not include any production associated the shelf property to be acquired from Shell.

Second Quarter and Revised Full-Year 2011 Production and Cost Guidance:

Estimated Production	Second Quarter 2011	Full-Year 2011
Oil and NGLs (MMBbls)	1.6 – 1.8	6.4 – 7.4
Natural gas (Bcf)	13.6 – 15.0	48.8 – 56.8
Total (Bcfe)	23.2 – 25.6	87.0 – 101.1
Total (MMBoe)	3.9 – 4.3	14.5 – 16.8

Operating Expenses ($ in millions, except as noted)	Second Quarter 2011	Full-Year 2011
Lease operating expenses	$54– $59	$190 –$220
Gathering, transportation & production taxes	$6 – $9	$25– $28
General and administrative	$20 – $22	$69 – $80
Income tax rate	35%	36%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday April 26, 2011 at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate, dial (480) 629-9722 ten minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until May 3, 2011, and may be accessed by calling (303) 590-3030 and using the pass code 4434719#.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisitions, exploitation and exploration and holds working interests in approximately 68 fields in federal waters, state waters and onshore. A majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and other public filings (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands, except per share data)
Revenues	$210,855	$169,585

Operating costs and expenses:
Lease operating expenses	52,405	35,366
Gathering, transportation costs and production taxes	4,841	4,816
Depreciation, depletion and amortization	65,738	62,924
Asset retirement obligation accretion	8,354	6,285
General and administrative expenses	18,129	10,379
Derivative loss (gain)	23,840	(5,896)

Total costs and expenses	173,307	113,874

Operating income	37,548	55,711
Interest expense:
Incurred	10,136	10,920
Capitalized	(1,412)	(1,416)
Interest income	7	128

Income before income tax expense	28,831	46,335
Income tax expense	10,182	4,020

Net income	$18,649	$42,315

Basic and diluted earnings per common share	$0.25	$0.57

Weighted average common shares outstanding	74,004	73,660

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net sales:
Natural gas (MMcf)	11,878	10,047
Oil and NGLs (MBbls)	1,804	1,651
Total natural gas and oil (MBoe) (1)	3,783	3,325
Total natural gas and oil (MMcfe) (2)	22,699	19,953

Average daily equivalent sales (MBoe/d)	42.0	36.9
Average daily equivalent sales (MMcfe/d)	252.2	221.7

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$4.29	$5.38
Oil and NGLs ($/Bbl)	88.43	69.95
Barrel of oil equivalent ($/Boe)	55.62	50.99
Natural gas equivalent ($/Mcfe)	9.27	8.50

Average realized sales prices (Hedged): (3)
Natural gas ($/Mcf)	$4.29	$5.57
Oil and NGLs ($/Bbl)	87.20	69.46
Barrel of oil equivalent ($/Boe)	55.03	51.31
Natural gas equivalent ($/Mcfe)	9.17	8.55

Average per Boe ($/Boe):
Lease operating expenses	$13.85	$10.64
Gathering and transportation costs and production taxes	1.28	1.45
Depreciation, depletion, amortization and accretion	19.58	20.81
General and administrative expenses	4.79	3.12
Net cash provided by operating activities	19.22	26.15
Adjusted EBITDA	35.22	36.03

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.31	$1.77
Gathering and transportation costs and production taxes	0.21	0.24
Depreciation, depletion, amortization and accretion	3.26	3.47
General and administrative expenses	0.80	0.52
Net cash provided by operating activities	3.20	4.36
Adjusted EBITDA	5.87	6.00

(1)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(2)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding). The conversion ratios do not assume price equivalency, and the price per Mcfe for oil and natural gas liquids may differ significantly from the price per Mcf for natural gas.
(3)	Data for 2011 and 2010 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2011	December 31, 2010
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$58,393	$28,655
Receivables:
Oil and natural gas sales	82,346	79,911
Joint interest and other	22,180	25,415
Insurance	3,875	1,014
Income taxes	723	—

Total receivables	109,124	106,340
Deferred income taxes	12,442	5,784
Prepaid expenses and other assets	16,371	23,426

Total current assets	196,330	164,205
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $66,596 at March 31, 2011 and $65,419 at December 31, 2010 were excluded from amortization)	5,263,334	5,225,582
Furniture, fixtures and other	15,921	15,841

Total property and equipment	5,279,255	5,241,423
Less accumulated depreciation, depletion and amortization	4,087,133	4,021,395

Net property and equipment	1,192,122	1,220,028
Restricted deposits for asset retirement obligations	32,206	30,636
Deferred income taxes	—	2,819
Other assets	6,495	6,406

Total assets	$1,427,153	$1,424,094

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$44,037	$80,442
Undistributed oil and natural gas proceeds	27,152	25,240
Asset retirement obligations	110,252	92,575
Accrued liabilities	44,119	25,827
Income taxes	—	17,552

Total current liabilities	225,560	241,636
Long-term debt	450,000	450,000
Asset retirement obligations, less current portion	281,927	298,741
Deferred income taxes	13,157	—
Other liabilities	17,269	11,974
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,326,274 issued and 74,457,101 outstanding at March 31, 2011; 77,343,520 issued and 74,474,347 outstanding at December 31, 2010	1	1
Additional paid-in capital	379,355	377,529
Retained earnings	84,051	68,380
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ equity	439,240	421,743

Total liabilities and shareholders’ equity	$1,427,153	$1,424,094

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Operating activities:
Net income	$18,649	$42,315
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	74,092	69,209
Amortization of debt issuance costs and discount on indebtedness	335	334
Share-based compensation	1,826	965
Derivative loss (gain)	23,840	(5,896)
Cash payments on derivative settlements	(2,223)	(748)
Deferred income taxes	9,347	3,150
Changes in operating assets and liabilities	(53,141)	(22,369)

Net cash provided by operating activities	72,725	86,960

Investing activities:
Investment in oil and natural gas properties and equipment	(39,928)	(39,903)
Proceeds from sales of oil and natural gas properties and equipment	—	1,335
Purchases of furniture, fixtures and other	(80)	(108)

Net cash used in investing activities	(40,008)	(38,676)

Financing activities:
Borrowings of long-term debt	10,000	142,500
Repayments of long-term debt	(10,000)	(142,500)
Dividends to shareholders	(2,979)	(2,240)

Net cash used in financing activities	(2,979)	(2,240)

Increase in cash and cash equivalents	29,738	46,044
Cash and cash equivalents, beginning of period	28,655	38,187

Cash and cash equivalents, end of period	$58,393	$84,231

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA” and “Adjusted EBITDA.” Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies.

Reconciliation of Net Income to Net Income Excluding Special Items

“Net Income Excluding Special Items” does not include the unrealized derivative (gain) loss, the loss on extinguishment of debt, the impairment of oil and gas properties and associated tax effects and tax impact of the new tax legislation. Net Income excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended March 31,		Three Months Ended December 31,
	2011	2010	2010
	(In thousands, except per share amounts)
	(Unaudited)
Net income	$18,649	$42,315	$20,519
Unrealized commodity derivative loss (gain)	21,617	(5,109)	14,040
Income tax adjustment for above items at statutory rate	(7,566)	1,788	(4,914)

Net income excluding special items	$32,700	$38,994	$29,645

Basic and diluted earnings per common share, excluding special items	$0.43	$0.52	$0.40

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization, accretion and impairment of oil and gas properties. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA excludes the unrealized gain or loss related to our commodity derivative contracts, loss on extinguishment of debt, royalty relief recoupment and adjustments related to a transportation allowance for deepwater production. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA are relevant and useful because they help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,		Three Months Ended December 31,
	2011	2010	2010
	(In thousands)
	(Unaudited)
Net income	$18,649	$42,315	$20,519
Income tax expense	10,182	4,020	4,135
Net interest expense	8,717	9,376	9,399
Depreciation, depletion, amortization and accretion	74,092	69,209	73,554

EBITDA	111,640	124,920	107,607

Adjustments:
Unrealized commodity derivative loss (gain)	21,617	(5,109)	14,040

Adjusted EBITDA	$133,257	$119,811	$121,647